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                   AIR AMBULANCE TRANSPORT SERVICES AGREEMENT

This Air Ambulance Transport Services Agreement ("Agreement") is made and entered into this 1st day of January, 1996, by and between ProFlight, Inc., a corporation organized and existing under the laws of the State of Colorado (hereinafter referred to as "ProFlight") and Aetna Health Management, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as "AHM").

WHEREAS, AHM desires to engage ProFlight to provide certain air transport services for individuals entitled to receive health care services through health benefit plans administered or serviced by AHM; and

WHEREAS, ProFlight desires to provide such services on the following terms and conditions.

NOW, THEREFORE, it is mutually agreed, as follows:

                            ARTICLE I -- DEFINITIONS

As used in this Agreement, each of the following terms (and the plural thereof, when appropriate) shall have the meaning set forth herein.

A. "Air Transport Services" mean those Covered Services identified in Attachment A related to the transportation of an individual requiring transplant services or other health care services that are to be provided at a distant facility.

B. "Affiliate" means a corporation or other legal entity related by common ownership, management or control.

C. "Covered Services" means those health care services for which a Member is entitled to benefits under the terms of a Health Benefit Program. Services that are not Medically Necessary will not be deemed Covered Services for purposes of this Agreement.

D. "Health Benefit Program" means a benefit program (i) specifying health care services to be reimbursed, paid for or provided to individuals lawfully participating in that benefits program; (ii) employing financial incentives to utilize Participating Providers; and (iii) issued, administered or serviced by AHM or an Affiliate.

E. "Member" means an individual covered by or enrolled in a Health Benefit Program.



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F.      "Participating" means credentialed by AHM or its designee consistent with AHM's credentialing policies, as applicable, and designated as Participating by AHM. When used in conjunction with, for example, "Physician," "Ancillary Provider," "Facility," "Provider" or "Facility," Participating means the named party or parties credentialed by AHM and under contract with AHM, directly or indirectly, to provide Covered Services to Members.

G. "Payor" means an employer, labor union, insurer, health maintenance organization ("HMO") or other person or entity which has agreed to be responsible for funding benefit payments, or otherwise paying, for Covered Services provided to Members under the terms of a Health Benefit Program.

           ARTICLE II -- OBLIGATIONS AND RESPONSIBILITIES OF PROFLIGHT

ProFlight, being fully accredited and licensed in all phases of air medical transport services with the credentials listed in Attachment A, is an independent contractor of AHM. As such, its obligations and responsibilities include, but are not limited to, the following:

A. ProFlight will provide Air Transport Services requested and approved in accordance with Section N of this Article II on a twenty-four (24) hour per day, seven (7) days per week basis as required for Members who need to be transported in connection with the provision of transplant services and/or other health care services.

B. ProFlight certifies that it is, and it shall remain, in full compliance with the applicable provisions of Part 91 and Part 135 of the Federal Aviation Regulations, and will comply with any subsequent changes and amendments to such regulations. Any and all pilots and aircraft personnel shall be properly licensed and certified in accordance with applicable law and industry standards.

C. ProFlight will provide properly directed and staffed air medical personnel according to the nature and extent of health care needs anticipated and the scope of services offered. Such personnel may include, but shall not be limited to, board certified emergency room physicians, critical care registered professional nurses, medical technicians, paramedics, respiratory therapists, and perfusion therapists.



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        ProFlight shall require that each physician have and maintain valid, unrestricted, unencumbered licenses to practice in the state in which such physician provides services to Members hereunder. ProFlight shall also require that each physician satisfy the following criteria: (a) current, unrestricted DEA certificate (or other state narcotics registration or certificate); (b) absence of a history of any adverse action, including but not limited to restriction, suspensions, fines, exclusion or debarment, related to the physician's participation in the Medicaid or Medicare programs; (c) absence of a history of professional liability claims or evidence that such history does not demonstrate probable future substandard professional performance; (d) absence of professional disciplinary action or evidence that such history does not demonstrate probable future substandard professional performance or business practices; (e) absence of current mental or physical impairment or condition (including substance abuse) that would adversely affect the physician's ability to competently and safely perform the essential functions of a physician in the same area of practice; (f) absence of a history of criminal investigation, indictment or conviction or evidence that such history does not demonstrate probable future substandard professional performance; (g) absence of any information that demonstrates that the physician has engaged in conduct unbecoming to a professional; and (h) absence of a history of denial or cancellation of professional liability insurance or evidence that such history does not demonstrate probable future substandard performance or business practices. ProFlight shall report to AHM within five (5) days any information which it learns about a physician with regard to the foregoing criteria.

        ProFlight shall require that all non-physician providers under contract with ProFlight and all ancillary personnel employed by ProFlight are and shall remain licensed, registered or certified and supervised (when and as required by state law), and qualified by training and experience to perform their professional duties. ProFlight shall further require that all licensed or certified non-physician providers and ancillary personnel are and will be acting within the scope of their licensure, registration or certification, as the case may be.

D. ProFlight will ensure that all training and experience requirements will be commensurate to the critical care, advanced life support, specialty care, and basic life support airborne environment.

E. ProFlight agrees to coordinate the transfer of Members from the point of origin to their final destination. Further, ProFlight will provide continuity and stable transition of care between the site from which such Member is transferred and the receiving facility designated by AHM.

F. ProFlight will ensure that the quality and appropriateness of medical care provided by ProFlight medical personnel (including any and all such personnel providing services to Members on behalf of ProFlight, pursuant to a contract between such personnel and ProFlight) will be continuously reviewed and evaluated through the establishment of written quality assurance policy procedures, a copy of which will be provided to AHM.



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G.      ProFlight will provide management information reports to AHM on a regularly scheduled basis. Format and frequency of said management reports will be determined by mutual agreement between ProFlight and AHM, provided that, at a minimum, such reports shall list the number of flights during the period, and for each flight, shall provide specific information regarding dates of service. destination, number of air miles, and flight time, patient name, patient diagnosis, staffing, and all costs incurred by ProFlight and included in the compensation to ProFlight pursuant to Article IV. These reports shall be provided at no additional cost to AHM or the applicable Payor.

H. Medical and administrative personnel from ProFlight will be reasonably available for consultation during normal business hours. Such hours shall be between 9:00 a.m. and 5:00 p.m., Monday through Friday of each week except holidays.

I. ProFlight will provide itemized invoices to AHM in such format and with such frequency mutually determined by ProFlight and AHM.

J. ProFlight will provide emergency service twenty-four (24) hours a day, seven (7) days a week, 365 days a year.

K. ProFlight shall maintain at all times during the term of this Agreement the following insurance:

        (i) Worker's Compensation in minimum amounts required by statute and Employer's Liability limits of $500,000;

        (ii) comprehensive and general liability insurance in the minimum amounts of $1 million dollars per occurrence and $2 million dollars in the annual aggregate, with AHM listed as an additional insured with respect to the provision of Air Transport Services pursuant to this Agreement;

        (iii) medical professional liability insurance in the minimum amounts of $1 million per occurrence and $3 million in the annual aggregate, including medical professional liability insurance for ProFlight employed and/or contracted health care providers in the minimum amounts of $1 million per occurrence and $3 million in the annual aggregate, with AHM listed as an additional insured with respect to the provision of Air Transport Services pursuant to this Agreement; and

        (iv) aircraft insurance insuring against any claim, loss, liability or damage in minimum amounts of $20 million, with AHM listed as an additional insured with respect to the services provided pursuant to this Agreement.

        ProFlight shall require each and every land transport company or supplier with which it contracts to provide land transportation services to Members hereunder to maintain automobile insurance applicable to any land transportation services provided pursuant to this Agreement in minimum amounts of $1 million per accident and $2 million in the annual aggregate.



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        ProFlight shall deliver to AHM evidence of such coverages in force.
        Notice shall be provided to AHM within one business day of ProFlight's notice of (i) cancellation, nonrenewal or suspension of any of the aforementioned insurance coverages, or (ii) reduction in the coverage limits below the minimum levels set forth in this Section.

L. ProFlight agrees to abide by the utilization management and quality management programs applicable to each Member's Health Benefit Program.

M. ProFlight agrees that it shall provide Air Transport Services to Members pursuant to this Agreement only after obtaining authorization from the appropriate UM case manager in accordance with the particular Member's Health Benefit Program. Notwithstanding the previous sentence, in the event of an emergency, if ProFlight is unable to obtain such preauthorization due to the unavailability of the appropriate case manager (despite ProFlight's best efforts to contact such individual), ProFlight may provide Air Transport Services to a Member upon the request of a Participating Physician, and AHM shall instruct the applicable Payor to pay ProFlight for such services in accordance with
        Article IV, provided that such services are determined to be medically necessary pursuant to such Member's Health Benefit Program.

                        ARTICLE III - GENERAL PROVISIONS

A. Nothing contained in this Agreement shall be construed to require ProFlight's medical director or appointed staff to perform any procedure, course treatment, or transport which staff deems professionally unacceptable.

B. Neither party shall subcontract nor otherwise delegate its rights, obligations, or duties under this Agreement except as otherwise provided herein, without the express written consent of the other.

C. ProFlight shall maintain or cause to be maintained adequate medical records relating to the provision of services to Members. ProFlight and AHM agree that all Member medical records shall be treated as confidential so as to comply with all state and federal laws regarding the confidentiality of patient records. AHM shall have the right to inspect, at all reasonable times, any accounting and administrative records maintained by ProFlight pertaining to AHM or Members. However, ProFlight shall not be required to disclose the medical records of any Member without his or her written consent, to other than Participating Providers, AHM or to the applicable Payor.

D. ProFlight warrants that it is in compliance with all applicable federal, state, and local laws relating to the provision of Air Transport Services and that ProFlight shall cause all its employees and other contracted personnel or entities to perform their duties in accordance with all applicable federal, state, and local standards of professional ethics and practice as may be applicable.



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E.      Agreement, together with any supplements, addenda, amendments, modifications, or attachments, comprises the complete modifications, or attachments, comprises the complete agreement. Neither of the parties has made any representations nor warranties other than those set forth in this Agreement and such attachments, supplements, addenda, amendments or modifications, if any.

F. In the event that any portion of this Agreement is found to be void or illegal, the validity or enforceability of any other portion shall not be affected.

G. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach thereof. To be effective, waivers must be in writing and signed.

H. The headings of the various Articles of this Agreement are inserted merely for the purpose of convenience and do not, expressly or by implication, limit or define or extend the specific terms of the Articles so designated.

I. All the rights and remedies hereunder will be cumulative and not alternative, and this Agreement shall be construed and governed by the laws of the State of Connecticut.

J. This Agreement may be executed in any number of counterparts which, when read together, shall constitute one instrument.

K. ProFlight acknowledges that the terms of this Agreement (including without limitation reimbursement rates), membership lists, lists of sponsors of Health Benefit Programs, and the utilization management programs and other policies and procedures of AHM and its Affiliates constitute confidential and proprietary information, the unauthorized use or disclosure of which would cause irreparable harm to AHM and/or its Affiliates. ProFlight shall maintain such information in confidence and shall not disclose such information to any person, except as may be required by law, without the written consent of AHM. The obligations of this Section L shall survive the termination of this Agreement regardless of the cause of termination.

L. ProFlight agrees to indemnify, defend and hold AHM, Payors and Members, and their respective officers, directors, employees, Affiliates and successors and assigns harmless from any loss, claim, damage, cost or expense, including but not limited to reasonable attorneys' fees and costs, that AHM, Payors, Members, or their respective officers, directors, employees, Affiliates and successors and assigns may incur arising out of or related to ProFlight's performance under this Memorandum.



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                            ARTICLE IV - COMPENSATION

        ProFlight's compensation shall be subject to the following conditions:

A. AHM shall instruct Payors to remit payment for Air Transport Services, provided such services are requested and are authorized in accordance with Article II, Section N of this Agreement, within thirty (30) days of receipt of an undisputed claim. Billing by ProFlight for Air Transport Services shall be in accordance with the fee schedule listed in Attachment A.

        ProFlight agrees to bill the applicable Payor within thirty (30) days of its provision of Air Transport Services on behalf of a Member. Any Air Transport Services not billed to Payors within ninety (90) days from the date of service shall require approval by AHM to be eligible for reimbursement.

B. Payment by Payors to ProFlight for Air Transport Services shall be deemed full compensation for all of the services that are provided or arranged by ProFlight relating to such services, including all equipment, supplies, personnel, aircraft and non-aircraft transport vehicles and services, and all other costs incurred by ProFlight relating to the provision of such services, except that ProFlight shall bill and collect from Members any applicable copayments, coinsurance or deductibles.

C. ProFlight agrees to look solely to Payors for compensation of Air Transport Services rendered to Members and, with the exception of any copayments, coinsurance or deductibles required under the Member's Health Benefit Program, ProFlight shall not assert any claim for compensation against Members in the event of non-payment by Payors or as a result of any breach of this Agreement.

        The above provision shall not prohibit ProFlight from providing to Members services that are not Covered Services provided that, prior to the provision of Air Transport Services: (1) ProFlight informs such Member, in writing, that the services are not covered under the terms of such member's Health Benefit Program; and (2) such Member agrees in writing to assume the full responsibility for payment for such services.

D. ProFlight agrees that it will provide AHM with the necessary billing information required to pursue coordination of benefits with other health care plans or any other permitted method of third party recovery. ProFlight further agrees that, where duplicate coverage exists and the Health Benefit Program appears to be the secondary coverage, ProFlight shall so notify AHM.

        If ProFlight has collected a copayment, deductibles or coinsurance from a Member, where duplicate coverage exists and ProFlight is subsequently reimbursed for the service by another health care plan, ProFlight shall refund or credit to the Member the portion, if any, of the copayment, deductible or coinsurance which represents an overpayment to ProFlight.



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                        ARTICLE V - TERM AND TERMINATIONS

Subject to the conditions set forth in this Article V, the term of this Agreement shall be for a period of twelve (12) months, commencing on [1/9/96]; provided, however, this Agreement may be unilaterally terminated sooner, without cause, by either party, by giving ninety (90) days written notice to the other party. In addition, this Agreement may be terminated immediately by AHM, upon delivery of notice to ProFlight, if (i) AHM determines, in its sole discretion, that the health, safety or welfare of Members is jeopardized by the continuation of this Agreement, or (ii) AHM determines that ProFlight has failed to satisfy any of its obligations hereunder.

The parties agree that, in the event of a termination of this Agreement, the obligations of ProFlight and AHM shall continue in full force and effect with respect to services already identified and agreed to for the transportation of Members hereunder.

                     ARTICLE VI - CHANGES IN THIS AGREEMENT

This Agreement, including any attachments, supplements, addenda, amendments or modifications, may only be changed by a written document executed by both parties.

                              ARTICLE VII - NOTICES

Any notices required to be given pursuant to the terms and provisions of this Agreement shall be in writing and shall be sent by certified mail, return receipt requested, prepaid to:

ProFlight:                   12420 East Control Tower Road
                             Englewood,CO 80112
                             Attn: Brad Myers

AHM:                         151 Farmington Avenue
                             Hartford, CT 06156

Either party may, at any time, designate any other address in place of those given above by written notice to the other party.




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IN WITNESS WHEREOF, the parties hereto have executed this Agreement.


PROFLIGHT, INC.                             AETNA HEALTH MANAGEMENT, INC.

By:  Kevin L. Burkhardt                     By:  A. Bruce Campbell

Printed Name:  Kevin L Burkhardt            Printed Name:  A.B. Campbell

Title: President                            Title: SVP

Date:  1/9/96                               Date: 12/23/95



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                                  ATTACHMENT A

                                  COMPENSATION

1. The applicable Payor shall reimburse ProFlight for all Air Transport Services provided to Members pursuant to this Attachment A. For purposes of the Agreement and this Attachment A, "Air Transport Services" shall mean any and all necessary services and supplies relating to the transfer of a member from point of origin to final destination, including, without limitation, all equipment, supplies, medical and other personnel, aircraft and ground transport vehicles and services.

2. Reimbursement Rate

       Subject to the terms of this Agreement and the applicable Health Benefit Program, ProFlight shall accept reimbursement for Air Transport Services provided to Members ("Reimbursement Rate") in accordance with the following:

Aircraft                            Pass Seats    Cruise Speed   Rate/Hour
---------------------------------------------------------------------------
Lear Jet 24(Normal Config.)          5            500 MPH        $1175.00**
Lear Jet 24(Ambulance Config.)       2            500 MPH        $1250.00*

Catering ....................................................... At Cost

Nurse and Supplies (Per 24 Hour Period) ........................ $800.00

Respiratory Therapist or 2nd Nurse (Per 24 Hour Period,......... $250.00
not including airline transportation)

Medical Doctor (Per 24 Hour Period, not including............... $850.00 airline transportation)

Ground Ambulance ............................................... At Cost

International Handling ......................................... At Cost

All other services not listed separately above shall be provided at no additional cost.

--------
* Where applicable, an additional amount in respect of federal excise taxes shall be added based on the then existing federal rate.



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In calculating the Reimbursement Rate, AHM and ProFlight agree as follows:

        (a) The Reimbursement Rate that is derived for services provided hereunder on behalf of a particular Member (based on the above-listed schedule of rates) shall constitute the Reimbursement Rate for all services provided or arranged by ProFlight in connection with the transportation of such Member to the specified destination.

        (b) The hourly rate indicated above for the use of an aircraft shall be based on the following principles:

        (i) the length of time to be used to measure the number of "hours" of use of the aircraft (the "Aircraft Use Time") shall be equal to the sum of (A) the actual flight time for the flight from the Member's departure airport (the "designated departure airport") to the destination airport and (B) the length of time, if any, applicable to transporting the aircraft to the designated departure airport, as determined in accordance with clause (ii) below.

        (ii) In the event that the aircraft is located at an airport other than the designated departure airport at the time the use of such aircraft is required hereunder, the Aircraft Use Time shall include the lesser of (A) the actual flight time to the designated departure airport, or (B) twice the actual flight time from the designated departure airport to the designated destination airport. Notwithstanding the foregoing, the Aircraft Use Time shall not include any flight time relating to the transportation of the aircraft to the designated departure airport if ProFlight is charging any other person or payor for such flight time to the designated departure airport, whether because such aircraft is being used to provide Air Transport Services hereunder or otherwise.

        (iii) Aircraft Use Time shall be rounded to the nearest tenth of an hour and the portion of the Reimbursement Rate relating to the use of the aircraft shall be equal to the specified hourly rate multiplied by the Aircraft Use Time, as rounded to the nearest tenth of an hour.

        (iv) The Aircraft Use Time shall end at the time the aircraft lands at the designated destination airport; Aircraft Use Time shall not include any flight time associated with a return of the aircraft to the airport from which it departed.



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     (c) The rate indicated above relating to the personnel provided hereunder by ProFlight shall be based on the following principles:

        (i) The applicable rates indicated for nurses, respiratory therapists and physicians are fixed rates per twenty-four (24) hour period; in the event that any single transport of a Member exceeds twenty-four (24) hours or consecutive transports of Members involving the same personnel exceed twenty-four (24) hours, the aggregate time period shall be measured (to the nearest hour) and the fee shall be prorated for the number of hours in excess of twenty-four (24) hours.

        (ii) In measuring the number of hours of service of such personnel, the flight time involved in flying such personnel to the designated departure airport shall be included, along with the flight time with the Member to the destination airport.

        (iii) As part of the Reimbursement Rate, an amount shall be added for the cost of transporting Additional Medical Personnel (as defined herein) back to their point of origin on a commercial flight, provided that ProFlight's aircraft is not to return to such point of origin within a reasonable amount of time. The parties agree that the cost of any such commercial flight shall not exceed the cost of the lowest reasonably available airfare to such point of origin. For purposes hereof, "Additional Medical Personnel" shall mean any second nurse, and/or any respiratory therapist or physician who is/are required to accompany the Member and the standard flight crew (which standard flight crew shall include a nurse) due to the medical needs of the Member.

    (d) The Reimbursement Rate shall be deemed to include the cost of all drugs, pharmaceutical services and other supplies, and no additional amounts shall be added to the Reimbursement Rate in respect thereof.

    (e) With respect to the Ground Ambulance or other ground transportation (for which the payor shall reimburse ProFlight at its cost), ProFlight's "cost" shall be the lesser of (i) ProFlight's actual cost or (ii) the reasonable and customary fee for such services in the geographic region. In addition, ProFlight agrees to use AHM's preferred provider of such services, if AHM has contracted with such a provider and that provider is available; in such event, such AHM preferred provider shall be compensated pursuant to the arrangement between AHM and such provider, and the Reimbursement Rate hereunder shall not include any amounts relating to such services.



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        3.     Reimbursement from Members

               ProFlight shall bill and collect from Members any copayments, coinsurance or deductibles applicable under such Members' Health Benefit Program.

        4.     Compensation to ProFlight

               The compensation per claim payable by the applicable Payor to ProFlight, subject to the terms of this Agreement and the applicable Health Benefit Program, shall be equal to the Reimbursement Rate minus any applicable copayments, coinsurance or deductibles.



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                            AMENDMENT TO THE AIR AMBULANCE
                             TRANSPORT SERVICES AGREEMENT

This amendment ("Amendment") to the Air Ambulance Transport Services Agreement by and between ProFlight, Inc. ("ProFlight") and Aetna Health Management, Inc. ("AHM") dated January 1, 1996 (hereinafter referred to as the "Agreement") is made and entered into to be effective on January 1, 1996.

WHEREAS, AHM and ProFlight have entered into the Agreement so that ProFlight may provide Air Transport Services to Members;

WHEREAS, the parties desire to amend the Agreement so that ProFlight may participate in the indemnity product administered by Aetna Life Insurance Company, of which AHM is a subsidiary ("Traditional Choice Product");

WHEREAS, ProFlight desires to provide such services on the following terms and conditions;

NOW, THEREFORE, in consideration of the mutual covenants in this Amendment, the parties agree as follows:

1. For purposes of this Amendment, Article II shall be amended to include the following term which shall apply in addition to the terms contained in the Agreement as to ProFlight's participation in the Traditional Choice Product and its provision of services to Members.

               "N. ProFlight shall obtain from all Members to whom Air Transport Services are provided by ProFlight signed assignment of benefits authorizing payment for Air Transport Services to be made directly to ProFlight."

2. For purposes of ProFlight's participation in the Traditional Choice Product only, the following terms shall apply:

        A. Article I, section D of the Agreement is hereby revised and amended to read as follows:

               "D. Health Benefit Indemnity Program means a benefit program (i) specifying health care services to be reimbursed, paid for or provided to individuals lawfully participating in such benefit program; and (ii) issued, administered or serviced by Aetna Life Insurance Company."

        B. The first paragraph of Article IV, section C of the Agreement is hereby revised and amended to read as follows:



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               "C. In the event that ProFlight fails to obtain assignment of benefits from Member, or if Payor fails to pay ProFlight for Air Transport Services rendered to Member, ProFlight may bill such Member for such Air Transport Services rendered to Member, in addition to any copayments, coinsurance or deductibles required under the Member's Health Benefit Indemnity Program."

        C. Article IV of the Agreement is hereby amended to include the following provision:

               "E. ProFlight shall accept compensation in accordance with the Agreement, the Health Benefit Indemnity Program and Attachment A of the Agreement as payment in full for Air Transport Services."

3. All other terms of the Agreement not amended herein remain in full force and effect. If the terms of this Amendment conflicts with any term of the Agreement, the terms of thi~ Amendment shall prevail.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed below.

PROFLIGHT, INC.                             AETNA HEALTH MANAGEMENT, INC.

By: /s/ Kevin L. Burkhardt                  By: /s/ A. Bruce Campbell
    _____________________________               ________________________________
Printed Name: Kevin L. Burkhardt            Printed Name: A.B. Campbell
              ___________________                         ______________________
Title: President                            Title: SVP
       __________________________                  _____________________________
Date: 2/6/96                                Date: 2/9/96
      ___________________________                 ______________________________
AETNA LIFE INSURANCE COMPANY

By: /s/ A. Bruce Campbell
    _____________________________
Printed Name: A.B. Campbell
              ___________________
Title: SVP
       __________________________
Date: 2/9/96
      ___________________________


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